UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
July 22, 2008 (July 18, 2008)
Commission File No. 000-22390
SHARPS COMPLIANCE CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware (State Or Other Jurisdiction Of Incorporation Or Organization)	74-2657168 (IRS Employer Identification No.)
9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address Of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Ronald E. Pierce Matter

On July 18, 2008, the Company responded to a July 15, 2008 request for Arbitration from a former employee, Ronald E. Pierce (“Pierce”). In its response, the Company advised that the request for arbitration was filed more than four (4) years from the date upon which Pierce knew, or should have known, of any alleged breach of contract. Accordingly, the Company will not agree to arbitrate a time barred claim.

The original June 2004 employment issue is summarized below:

On June 14, 2004, the Company provided Mr. Ronald E. Pierce, its then current Chief Operating Officer, with notice of non-renewal of his employment agreement. The Company advised Mr. Pierce that under the terms of the employment contract no further compensation (including services) was due. The Company received various letters from Mr. Pierce’s attorney advising that Mr. Pierce is taking the position that the non-renewal of the employment agreement was not timely and, therefore, Mr. Pierce was terminated without cause. Additionally, Mr. Pierce claimed that the Company had no right to terminate him on the anniversary date of his agreement without the obligation of paying Mr. Pierce as if he were terminated without cause. The Company believes that notice of such non-renewal was timely, and that in accordance with Mr. Pierce’s employment agreement, the Company was entitled to provide notice thirty (30) days prior to the anniversary of its intent to terminate the agreement, and no severance would therefore be due to Mr. Pierce.

The claim amount under the July 15, 2008 demand for arbitration is $300,001.

The Company believes it has meritorious defenses against Mr. Pierce’s claims and has not recorded a liability related to this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2008	SHARPS COMPLIANCE CORP. By: /s/ David P. Tusa Executive Vice President, Chief Financial Officer, Corporate Secretary and Business Development